CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 333-120945 on Form N-2 of our reports dated May 23, 2007, relating to the consolidated financial statements of Man-Glenwood Lexington TEI, LLC and the financial statements of Man-Glenwood Lexington Associates Portfolio, LLC appearing in the Annual Reports on Form N-CSR for the year ended March 31, 2007, and to the references to us under the headings "Financial Highlights" appearing in the Prospectus and "Independent Registered Public Accounting Firm And Legal Counsel" appearing in the Statement of Additional Information, which are both part of such Registration Statement.


DELOITTE & TOUCHE LLP /s/

Chicago, Illinois
June 28, 2007